Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated June 21, 2018 on our audit related to the financial statements of Collective Wisdom Technologies Inc., which comprise the balance sheet as of April 30, 2018, and the related statement of operations, stockholders’ deficit, and cash flows for the period from April 11, 2018 (“Inception”) to April 30, 2018, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

dbbmckennon

Newport Beach, California

September 21, 2018